Exhibit 99.2

TRANSCRIPT OF EARNINGS CONFERENCE CALL HELD ON OCTOBER 30, 2019

CORPORATE PARTICIPANTS

Jerome P. Grisko CBIZ, Inc. – President, CEO & Director

Ware H. Grove CBIZ, Inc. – CFO and SVP

Lori Novickis CBIZ, Inc. - Director of Corporate Relations

CONFERENCE CALL PARTICIPANTS

Jim MacDonald - First Analysis Securities Corporation; Analyst

Trevor Romeo - William Blair & Company L.L.C.; Analyst

Stefanos Crist - CJS Securities, Inc.; Analyst

Marc Riddick - Sidoti & Company, LLC; Analyst

PRESENTATION

Operator

Good day, and welcome to the CBIZ Third Quarter 2019 Results Conference Call. (Operator Instructions) Please note, this event is being recorded.

I would now like to turn the conference over to Lori Novickis, Director of Corporate Relations. Please go ahead.

Lori Novickis - CBIZ, Inc. - Director of Corporate Relations

Thank you, Eilee. Good morning, everyone, and thank you for joining us for the CBIZ Third Quarter and 9 Months 2019 Results Conference Call. In connection with this call, today's press release has been posted on the Investor Relations page of our website, www.cbiz.com. This call is also being webcasted. A link to live webcast as well as the replay can also be found on our website.

Before we begin our presentation, we would like to remind you that during the call, management may discuss certain non-GAAP financial measures. A reconciliation of these measures can be found in the financial tables of today's press release. Finally, remember that management may also make forward-looking statements. Such statements are based on current information and management's expectations as of this date and do not guarantee future performance. Forward-looking statements also involve certain risks, uncertainties, assumptions that can be difficult to predict. Actual results can and sometimes do differ materially. A more detailed description of such risks and uncertainties can be found in the company's filings with the Securities and Exchange Commission.

Joining us for today's call are Jerry Grisko, President and CEO; and Ware Grove, Chief Financial Officer.

I'll now turn the call over to Jerry for his opening remarks. Jerry?

Jerome P. Grisko - CBIZ, Inc. – President, CEO & Director

Thank you, Lori, and good morning, everyone. With this morning's release of our third quarter and 9-month results ended September 30, 2019, we are pleased to report that earnings per share from continuing operations was up by 33.3% for the third quarter and was up by 16.2% for the first 9 months of this year. For the third quarter, total revenue was up by 6.9% and for the 9 months, revenue grew by 3.1%. Of this revenue growth, same-unit revenue represented 5.6% in the third quarter and 3.1% for the first 9 months. The growth in revenue in the third quarter reflects continued strong demand for our core recurring services offered through both our Financial Services and our Benefits and Insurance groups as well as strong contributions from a number of our more project-oriented businesses.

Consistent with the expectations that we outlined at the end of the second quarter, revenue growth has accelerated over the first half of this year, largely as a result of the strong same-unit revenue growth that we experienced in the third quarter of this year. We are especially pleased to report 160 basis point improvement in pretax margin for the first 9 months as we leveraged our top line growth to produce a 16.2% increase in earnings per share. We do, however, expect our full year pretax margin to be somewhat lower than our current year-to-date margin as a result of a number of planned investments in the fourth quarter intended to fuel the future growth of the business. Even with these investments, we expect to be near the high-end of our full year guidance of 10% to 12% growth in earnings per share.

We continue to actively pursue potential strategic acquisitions. To date this year, we've closed 6 acquisitions, which net of divestitures contributed $3.1 million to third quarter revenue and $4.3 million to revenue for the first 9 months. Over the past 12 months, we have closed 7 transactions with annualized revenue contribution of approximately $19.4 million.

Turning to the performance of our Financial Services group. Total revenue increased by 5.2% in the third quarter and by 3.1% for the first 9 months. Same-unit revenue growth for that period -- for the third quarter, was 5.1% and 3.2% for the 9-month period. Performance of our core accounting and tax business remains strong. As anticipated, tax work that had been delayed due to tax reform, was largely completed in the third quarter, and we expect some modest residual amount to occur in the fourth quarter as well. Revenue growth in our government health care consulting business is in the mid-single-digit range for the first 9 months of this year. As occurs in this business from time to time, administrative delays have slowed work over several engagements this year and growth is slightly below our historic rates for the first 9 months. We expect the delays to be cleared later this year and the normal pace of work under these contracts to resume. Even with these delays, the business continues to perform very well, and we have a robust pipeline of potential new projects that will continue to drive future growth within this business line.

Our private equity business is one of our fastest-growing service lines over the past 2 years and finished 2018 at record levels. We are pleased that this year, the business has been able to achieve the approximate revenue levels recorded last year, although it has not experienced top line growth beyond those levels. However, even with relatively flat top line, this business has been able to achieve a substantial improvement in its pretax contribution. Although the nature of the business is such that we have a narrow window into client demand for these services, the pipeline of future projects appears to be improving, and we continue to experience high growth rates in a number of the service lines within this business.

Turning to our Benefits and Insurance group. As we commented at the end of the second quarter, improving client retention, coupled with strong first half new business production led us to expect stronger revenue growth rates in the second half of this year compared with the first half results. Consistent with those expectations, total revenue within our Benefits and Insurance group increased by 9.8% in the third quarter and same-unit revenue increased by 5.8% in that period. Third quarter revenue was enhanced by project work that we do not expect to recur at the same levels in the fourth quarter. For the first 9 months, total revenue within this group increased by 2.4%, with same-unit revenue growing at 0.2%.

Within our payroll business, we are in the early stages of introducing our large client human capital management platform to the market, and the reception has been very positive. While our core payroll platform continues to perform very well for small- to mid-sized clients with less robust needs, we see significant opportunity to serve larger, more-complex clients with our new integrated payroll and HCM product offering, supported by our advanced technology platform.

So with these comments, let me turn it over to Ware Grove, our CFO.

Ware H. Grove - CBIZ, Inc. - CFO and SVP

Thank you, Jerry, and good morning, everyone. Our third quarter results were very strong. For the 9 months, we are pleased to be able to leverage our top line growth into a 16.2% growth in earnings per share. As Jerry outlined, there will be further investment spending in the fourth quarter and our full year expectation for earnings per share continues to be near the higher end of our full year growth of 10% to 12% over the prior year. Cash flow performance of the business continues to be very strong. Adjusted EBITDA is up by 13.1% for the 9 months to $117.9 million from $104.3 million a year ago. At September 30, we had borrowed $160 million on our $400 million unsecured credit facility. This results in leverage of approximately 1.4x EBITDA with $234 million of unused financing capacity.

Our first priority for the use of capital is to make strategic acquisitions. To date this year, we have closed 6 transactions that will contribute approximately $17.4 million of annualized revenue and over the past 12 months, we have closed 7 transactions that will contribute approximately $19.4 million of annualized revenue. Through September 30 this year, spending on acquisitions, including the payment of earn-outs on previously closed acquisitions, is approximately $37.1 million. Over the remainder of this year, we expect to use an additional $1.2 million for earn-out payments on prior acquisitions. For 2020, we expect to use approximately $16.2 million and for 2021, approximately $8.6 million and then for 2022, approximately $5.8 million for earn-outs on previous acquisitions.

We do have plenty of financing capacity to pursue strategic acquisitions, and we always have a full pipeline of potential acquisitions under review. We have the capacity and flexibility, and will also continue to evaluate the use of cash for share repurchases.

Through September 30, we have repurchased approximately 1.1 million shares of our common stock at a cost of approximately $21 million. We continue to project a fully diluted weighted average share count within a range of 55.5 million to 56 million shares for the full year this year. Days sales outstanding on receivables stood at 93 days at September 30 this year compared with 87 days a year earlier. The increase this year is largely driven by invoicing activities that are associated with a number of tax extensions that we dealt with earlier this year. As is our normal seasonal pattern, we expect the days sales outstanding will reduce significantly by the end of the year as client payments are received on outstanding receivables.

Capital spending at CBIZ is largely driven by facility-related tenant improvements that are associated with lease renewals or moves, plus some maintenance level of IT-related purchases. For the 9 months ended September 30, capital spending was approximately $10.3 million. And for the full year, we estimate spending within a range of $12 million to $15 million. Capital spending in the third quarter was approximately $3.4 million.

Now adjusting reported results to eliminate the impact of accounting for gains or losses on the assets held in our deferred compensation plan. For the 9 months ended September 30, the adjusted operating income margin was 13.6% compared with 12.4% a year ago. As always, the footnotes in the earnings release outline the components for these adjustments. The effective tax rate for the quarter was 25.2%. And for the 9 months this year, the effective tax rate was 25.7%. At this point, we continue to estimate a full year effective tax rate of approximately 25%. However, as a reminder, the effective tax rate is impacted by the accounting for stock compensation expense, and this can be either higher or lower than our estimate, depending on a number of unpredictable variables.

Looking towards the balance of the year, fourth quarter is more dependent upon project work, and therefore, it can be more difficult to estimate. Plus, as Jerry commented, we expect to incur additional spending on strategic initiatives in the fourth quarter. Considering these factors, we expect growth in earnings per share for the full year to be near the higher end of a range of growth 10% to 12% over the prior year.

Our core business is healthy and is performing very well. To reiterate our guidance at midyear, we expected the second half growth rate in revenue to be greater than the first half growth rate. The third quarter was particularly strong, aided by the early timing of second half project work in several business units. With 9-month revenue growth at 3.1% compared with the prior year, we continue to expect full year revenue growth within a range of 3% to 4%.

Our full year effective tax rate, as I commented earlier, is expected at approximately 25%. And again, this could be either higher or lower for the reasons I outlined earlier. With the impact of the share repurchase activity to date, we are expecting fully diluted weighted average share count within a range of 55.5 million to 56 million shares for the full year this year.

So with these comments, I will conclude, and I'll turn it back over to Jerry.

Jerome P. Grisko - CBIZ, Inc. – President, CEO & Director

Thank you, Ware. I thought I'd spend a couple of minutes just providing a little bit more color on a couple of areas of the business. Our third quarter numbers reflect early returns in a number of key investments that we've made over the past couple of years to fuel the future growth of the business. By way of example, within our core accounting practice, we've made substantial investments in training, systems and tools that allow our office leaders and practitioners to be more data-driven, resulting in better management of productivity, revenue and profitability of client engagements. We've also built an internal team that works with each of our offices to optimize the use of these tools and processes. The support and expanded resources that we are now providing to our offices have been very well received and enable us to make more informed decisions in the management and pricing of client engagements. In addition, we're pleased to see continued positive results from the investments that we've made to increase the number of producers within our Benefits and Insurance group. While it will take a number of years for the production of our recent hires to match the productivity of our more seasoned producers, the trend line is encouraging, and the collective efforts from our new producer group are already beginning to contribute to our organic revenue growth rates.

Now turning to acquisitions. In the third quarter, we welcomed 5 new acquisitions to our CBIZ family. In addition to Paytime and Gavion, which we discussed on our second quarter call, on August 1, we added QBA Benefits located in Westlake, Ohio, and Ericson CPAs located in San Luis Obispo, California. QBA is an employee benefits firm serving small and middle market businesses. QBA has an outstanding reputation and significantly enhances our Benefits and Insurance Service offerings here in Northeast Ohio. Ericson CPA strengthens our team of top-quality tax professionals serving our clients in Southern California. In addition, Brinig Taylor Zimmer located in San Diego, California joined us on September 1. BTZ brings a depth of expertise in forensic accounting, litigation consulting and business valuation services that complements our existing service offerings in that market, while adding important capacity in these high-demand areas.

While each of the companies that have joined us has addressed an important strategic opportunity for us, and we're pleased with the number of transactions that we've completed, the annual revenue of these firms does not entirely represent the size of many of the transactions that we've reviewed and pursued. We continue to focus on acquisitions as a meaningful way to grow our business, and we have a robust pipeline of deals, both large and small, and the capacity on hand to evaluate these deals thoroughly and efficiently.

We have expanded our M&A team over the past 18 months and refined our approach to be more strategic and aggressive in the deals that we pursue. We remain most interested in acquiring firms that bring strategic capacity and expertise as well as demonstrated strong cultural alignment and fit.

I'm confident in how we've positioned ourselves in terms of having the ability to invest, being attractive to potential acquisition targets and being competitive in the market. As Ware said, we have plenty of capacity to close deals with over $234 million of funds on our $400 million facility.

So at this point, I'll close and turn it over for questions and answers.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Today's first question comes from Jim MacDonald with First Analysis.

Jim MacDonald - First Analysis Securities Corporation; Analyst

So you talked about some transactional advantage on the tax side and accounting. Was there anything else in accounting? And what was the nature of the transactional items and benefits that helped you?

Jerome P. Grisko - CBIZ, Inc. – President, CEO & Director

So a couple of things, Jim. Encouragingly, from -- on the tax and accounting side, we saw steady and consistent increase in revenue from the most of our larger offices. And so when we see that, that's a signal for high demand for the core services kind of across the board, across industries, across our client base. As far as the transaction businesses within Benefits and Insurance, it was really a mix. Our transaction services, so our compensation and executive search did very well, we happened to have high project work out of our retirement plan services. So there was really a number of areas that performed very well there. Our real estate advisory practice within our Financial Services group also had a strong quarter.

Jim MacDonald - First Analysis Securities Corporation; Analyst

So it wasn’t the benefit bonuses this quarter?

Jerome P. Grisko - CBIZ, Inc. – President, CEO & Director

No.

Ware H. Grove - CBIZ, Inc. - CFO and SVP

No. Nothing like that.

Jerome P. Grisko - CBIZ, Inc. – President, CEO & Director

No real impact from contingent commissions.

Jim MacDonald - First Analysis Securities Corporation; Analyst

Okay. And you mentioned government consulting has been sort of mid-single digits for the year. Is that similar in the third quarter?

Jerome P. Grisko - CBIZ, Inc. – President, CEO & Director

Yes, I think across the board, kind of mid-single digits this year. As you know, we typically perform a couple of hundred basis points higher than that. And it's really just been delays in some sizable contracts.

Jim MacDonald - First Analysis Securities Corporation; Analyst

Okay. And then you talked about some investment spend in the fourth quarter. Could you give us some more details about that? And then I'll let someone else ask.

Jerome P. Grisko - CBIZ, Inc. – President, CEO & Director

Yes. Again, I would say that there's a number of categories there, including our branding campaign. We just finished a flight recently that's into the fourth quarter, there'll be spend associated with that. I also mentioned the investment that we've been making in our, what we call our office -- practice management office on our Financial Services side to provide better visibility and tools and processes around pricing and client profitability. We're continuing to make investments in that area. And those are 2 of the areas, but there are a number of others.

Jim MacDonald - First Analysis Securities Corporation; Analyst

And maybe just sneaking in. Any -- can you give us an order of magnitude of what that -- what the investment costs will be in the fourth quarter?

Ware H. Grove - CBIZ, Inc. - CFO and SVP

Yes. Jim, I think we're signaling that there will be some impact in the fourth quarter. And without getting to details about it, with the margin up as it is today, you're going to see a little bit of a compression on a full year basis for the 12 months versus the 9 months, so -- yes.

Operator

(Operator Instructions) Our next question comes from Andrew Nicholas with William Blair.

Trevor Romeo - William Blair & Company L.L.C.; Analyst

This is actually Trevor Romeo in for Andrew. First question would just be some -- the margin performance was very strong again this quarter. Just wondering kind of what are the most important factors driving the magnitude of that improvement? And how much are your internal productivity and efficiency initiatives helping?

Ware H. Grove - CBIZ, Inc. - CFO and SVP

Yes, Trevor, this is Ware. It's a number of things. We're commenting on the strategic initiatives and the things we're investing in the business. This has been ongoing for a couple of years. So the good news to us is we are gaining traction and seeing more leverage in the business. We commonly talk about 20 to 50 basis points a year over a long period of time. And in some years, we're more in an investment mode. In other years, we get -- reap the benefits of that. So while we are continuing to invest, we're also gaining traction. And it's just the utilization and the back-office efficiencies and a number of things that are just trying -- are starting to gain traction for us.

Trevor Romeo - William Blair & Company L.L.C.; Analyst

Okay, great. And then could you just give us an update on your progress with cross-serving, particularly interested in what kind of success you're seeing selling the core accounting services to benefits clients and vice versa?

Jerome P. Grisko - CBIZ, Inc. – President, CEO & Director

Yes, Trevor, it's Jerry Grisko. What I would say is our cross-serving activity this year is consistent with what it's been, how we performed over the past number of years. We do not see as much activity going back and forth between our Financial Services group and our Benefits and Insurance group. We see more activity within the group. So by way of example, if -- within our Benefits and Insurance group, it's not uncommon for us to first procure a payroll client and then work on procuring a broker of record on our Benefits and Insurance side and then potentially 401(k). So a full suite of services around the HR department, but probably not going down the hall or not often enough going down the hall and also getting work from the CFO's office. So where it's more synergistic where we're within the CFO -- department of the CFO, the CFO's office or Controller Office, we sell multiple financial services products and within the HR suite, we typically sell more related products there as well.

Trevor Romeo - William Blair & Company L.L.C.; Analyst

Okay. Got it. I guess, do you see that as kind of a long-term opportunity to increase the cross-serving across the segments at all?

Jerome P. Grisko - CBIZ, Inc. – President, CEO & Director

Yes. It's important to us on a number of fronts. First of all, it's embedded in our culture. It's the way that we go to market. We have, through our CRM system, identified each of our clients that are more susceptible or more attractive from a cross-serving perspective. We have active client stewardship meetings around those clients. We talk about where we provide services where some of our services are -- where some of our competitors may be providing services. And we have active plans around introducing additional services to all of the clients that are most attractive in that way. So it's important to us culturally. It's important to us the way we distinguish ourselves in the market. For those clients that are receiving multiple services, there's a higher retention rate and also a higher satisfaction rate. So it's important to us on a lot of fronts.

Trevor Romeo - William Blair & Company L.L.C.; Analyst

Okay. Got it. And maybe just one more. If you could maybe just expand a little on your broad view of the small, midsized business environment you see right now, just from a macro and business confidence perspective and maybe their willingness to spend on discretionary products or services right now?

Jerome P. Grisko - CBIZ, Inc. – President, CEO & Director

Yes. So let's kind of level-set here. We are, over the past couple of years, had all-time record high levels of confidence among SMB. With that said, they can't help but be influenced by the headlines that we're all reading in the papers and hearing on the news around tariffs and other uncertainty, both in the global markets and on the national stage. They are also, by the way, most influenced by what's happening in their own local economies and in their state economies. And if you cascade that kind of most interested and most confident in what's going on locally and their confidence level goes down as they move beyond those international and global markets. So what we're seeing is still strong optimism among our clients, which is SMB in their own local economies and strong confidence in their own businesses, albeit heightened caution around the short, midterm and certainly longer-term prospects for the national and global economy. And what that's translating into is really a mixed bag. In certain industries and in certain markets, we see greater growth, but I think it's tempered growth over what we've experienced a year ago at this time and certainly, 2 years ago at that time -- at this time.

Operator

(Operator Instructions) Our next question comes from Chris Moore of CJS Securities.

Stefanos Crist - CJS Securities, Inc.; Analyst

This is Stefanos Crist calling for Chris. Just wanted to talk a little bit about M&A. So could you walk me through the math, roughly how much additional revenue would you guys need to acquire over the next few months to generate the 3% to 4% revenue growth from M&A in 2020?

Ware H. Grove - CBIZ, Inc. - CFO and SVP

The wraparound is what you're talking about. So year-to-date $17.4 million, but some of that's already done, and it won't incrementally increase by that amount. So you do the math at, I'll just say, approximately $950 million of revenue, you need $27 million to $30 million of net new revenue on a wraparound. So we have to do a considerable more to get that 3% target as an increase, incremental increase next year versus this year from M&A alone, if that's your question.

Stefanos Crist - CJS Securities, Inc.; Analyst

Yes. Got it. And you guys also said there's a full pipeline. How big is that pool of potential candidates? Is it dozens of company -- hundreds, what would you say?

Jerome P. Grisko - CBIZ, Inc. – President, CEO & Director

Well, it's an interesting question. It depends on how you break it down. I will say that we have looked at over 100 companies so far this year. And that's not the way we put NDAs in on each of those and certainly haven't gone down the path on a lot of those. So the pipeline is, I would say, consistent with the pipeline that we've had over the past several years. There are a mix of larger acquisitions in that pipeline, midsized acquisitions and smaller acquisitions. And our ability to get the type of growth that we target year-over-year is largely dependent on how those transactions work their way through the pipeline. And it's -- as you can appreciate, it's very difficult to predict. This year, we're pleased with the number. We wish the revenue contribution was higher, but we've really brought on board some very high-quality organizations with terrific cultural fits. We're excited to have them on board. There are a number of larger transactions that we pursued that for a number of reasons did not get done this year. Some of them may come back. There are some others that are still in the pipeline. So we're fortunate to get some of those larger transactions done, then I think we'll hit the mark.

Stefanos Crist - CJS Securities, Inc.; Analyst

Great. And just one more quick one. Are there any geographies in the U.S. where CBIZ is underrepresented and the growth opportunity looks pretty significant?

Jerome P. Grisko - CBIZ, Inc. – President, CEO & Director

Yes, we've actually talked about this from time to time. The answer is yes. So for example, if you look at the Pacific Northwest, we're not represented at all there, and we really need a presence there. Silicon Valley, underrepresented. The State of Texas, strong demographics, really underrepresented there. There's a number of other markets. And we have a very, as you would expect, kind of focused effort on those strong demographic markets and an active dialogue going on with many of the candidates in those markets.

Operator

(Operator Instructions) Our next question comes from Marc Riddick with Sidoti & Company.

Marc Riddick - Sidoti & Company, LLC; Analyst

I wanted to touch on -- go back to a little bit on the investments that you're talking about for the fourth quarter. And I was wondering if you could -- I know you talked a little bit about that, but I wanted to get a sense from a timing perspective. Should we think about those types of investments as ones that are maybe more concentrated in the fourth quarter because of being ahead of seasonal activity? Or do you think that's something that could then move into the early part of next year? And then I have a couple of follow-ups.

Ware H. Grove - CBIZ, Inc. - CFO and SVP

Mark, it's a combination of things. Some of these things are ongoing. For example, the investment in new producers is ongoing. But sometimes, the timing of when the hires occur creates kind of a greater year-over-year difference. And that will occur in the fourth quarter this year compared to the fourth quarter a year ago because we now have more people onboard in that layer. We have some marketing spend, which is a bit episodic, and we don't do it on a straight line basis. We tend to do a first half flight and then a second half flight that could be either third or fourth quarter, but this year it will be more in the fourth quarter. Some of the other spending, we do have projects and initiatives, as Jerry commented on, kind of the practice management tool chest that we are building, have some pricing analysis and tools, and we're building a system with the help of an outside consultant to help us. So there will be some spending on that that we believe will certainly pay back dividends in future years. So it's a combination of things.

Marc Riddick - Sidoti & Company, LLC; Analyst

Okay. Great. And then I think you had mentioned this a little bit. But as far as the delayed activity that had flowed through the year toward -- more so in the third quarter, but I think you touched a little bit on this, that there might be some that's still ongoing into the fourth quarter. I was wondering if you could put some color on that and how we should think about that additional, maybe slightly off-seasonal activity?

Jerome P. Grisko - CBIZ, Inc. – President, CEO & Director

Yes. So Mark, it's Jerry. That was really referring to the delayed work from the Tax Reform Act, and I won't get into all of the conversation we had about that in the first and second quarter. But suffice it to say that we were expecting more revenue in the first quarter as a result of the traditional and expected level of tax work that we do. As a result of some delays there, that work got pushed in later in the year. We had signaled early -- on our most recent call that -- or the second quarter call that we expected that to occur in the third quarter. It did, in fact, come in the third quarter based on the number of returns and the revenue impact. So we've seen the vast majority of that. The only comment that I made was there is some small amount that we would expect to have in the fourth quarter, but it's not material.

Marc Riddick - Sidoti & Company, LLC; Analyst

Okay. And then last one for me for now at least. The commentary around the branding spend. I was wondering if you could touch a little bit on, I guess, maybe what it looks like? Because I mean, this time last year, you guys had sort of just launched your national television campaign. So I wanted to get a sense of -- are we looking at ideally spending the same or slightly more, but now that you've got those upfront costs out of the way, having more of those dollars just be specifically on the actual ad spend? Or how should we think about maybe how the constitution of those dollars look this year going forward versus last?

Ware H. Grove - CBIZ, Inc. - CFO and SVP

Yes. Mark, that's a great question. First of all, the total spend is approximately the same year-over-year. But you're absolutely right, last year, in a startup, there was more production and design work and probably fewer media purchases. This year, there's a little more media exposure because we've now invested. And we're spending approximately the same dollars, but we're gaining more media exposure.

Marc Riddick - Sidoti & Company, LLC; Analyst

And have you been happy with sort of how that -- where that exposure has played out? Or have you felt any need to sort of move around like where those dollars go? Or how should we think about how that message is being conveyed?

Jerome P. Grisko - CBIZ, Inc. – President, CEO & Director

So Mark, it's' Jerry. When you talk about where the dollars are going, today it's a broad-based campaign. Really, we spend more money in markets and offices where we have a larger presence, some lesser amount of money in smaller markets, but we are really covering all markets of any significance within CBIZ. We would expect that we would continue to have a similar approach going forward. As far as impact is concerned, as you can appreciate, these things are long-term investments that show impact over a longer period of time. We do survey the markets as to brand awareness periodically. We're in the middle of one of those surveys now. The last time we did it, we did see nice improvement in our brand awareness period over period. So we would expect to see continued results of that type when we get the results from the survey as well.

Operator

(Operator Instructions) As we have no more questions in the queue, this will conclude our question-and-answer session. I would like to turn the conference back over to Jerry Grisko for any closing remarks.

Jerome P. Grisko - CBIZ, Inc. – President, CEO & Director

Thank you, Eilee. I just want to close by thanking our analysts and our investors, as we always do, for their continued support, and particularly our team members for an outstanding third quarter. We look forward to speaking with you again after we report our full year earnings results. Thank you, everybody, and have a nice day.

Operator

(Operator Instructions) The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.